Exhibit 99.2

Release No. 0705-01      FOR IMMEDIATE RELEASE
September 15, 2005

RAYMOND JAMES FINANCIAL SERVICES RESPONDS
TO CONCLUSION OF ADMINISTRATIVE PROCEEDING

ST. PETERSBURG, Fla. - Raymond James Financial Services, Inc. (RJFS), member NASD/SIPC, responded to the decision of Chief Administrative Law Judge Brenda Murray issued today in a proceeding instituted by the Securities and Exchange Commission in September 2004. The case involved activity at a single branch office in 2000.
The SEC staff sought up to $31 million in disgorgement and fines; Judge Murray’s decision ordered RJFS to disgorge $5,866 and pay a civil penalty of $6.9 million. The decision will not materially impact the firm’s financial results.
In denying the SEC’s request for a cease and desist order, Judge Murray stated, “I found the several witnesses associated with Raymond James and affiliated companies to be knowledgeable and committed to complying with the applicable statutes and regulations. I conclude, therefore, that the violations shown in this record do not reflect the corporate culture at Raymond James.”
The judge also rejected allegations that RJFS violated e-mail retention rules. She ruled that the charges were unfair given the actions of top SEC officials.
“We are pleased that Judge Murray denied the Commission’s request to restrict our efforts to actively recruit financial advisors,” stated RJFS Chairman and CEO Richard G. Averitt. “Our commitment to continued growth by attracting and retaining professional advisors who meet our own high standards for qualifications and principles has remained resolute.”
-more-
Release No. 0705-01     Raymond James Financial Services, Inc.

With respect to the civil penalty assessed by Judge Murray, the firm is considering its legal options with counsel prior to determining further action.
“We remain dedicated to objectives shared by our regulators - protecting investors and improving the public’s trust and confidence in our industry’s ethical practices,” Averitt added.
As a matter of course, RJFS continues to invest extensively in human resources and technology to ensure that its systems are consistent with its commitment to the highest professional standards for its financial advisors and a comprehensive structure of compliance and supervisory procedures.
Raymond James Financial Services, Inc. is a national investment firm providing financial services to individuals, corporations and municipalities through more than 3,450 financial advisors in 2,100 offices throughout the United States. For more than 30 years, Raymond James
Financial Services has provided a wide range of services through our affiliate, Raymond James & Associates, Inc., member New York Stock Exchange/SIPC. Both broker/dealers are wholly owned subsidiaries of Raymond James Financial, Inc. (NYSE-RJF), a financial services holding company which has more than 4,800 financial advisors serving 1.3 million accounts throughout the United States, Canada and overseas. In addition, total client assets are approximately $147 billion, of which approximately $27 billion are managed by the firm’s asset management subsidiaries.

For more information, please contact Tracey Bustamante at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.